EX 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 24, 2023, with respect to the consolidated financial statements of UiPath, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP
New York, New York
March 24, 2023